CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
DE	$12,100,000	$475.53
RRC	$784,000	$30.81

April 2008 Pricing Supplement No. 582 Registration Statement No. 333-131266 Dated April 11, 2008 Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS
Opportunities in Equities
RevConsSM
Two RevConsSM Each Based on a Different Common Stock Due October 16, 2008
Reverse Convertible Securities
The RevCons offered are all senior unsecured obligations of Morgan Stanley, will pay a coupon at the interest rate specified below and will have the terms described in the prospectus supplement for RevCons and the prospectus, as supplemented or modified by this pricing supplement for each RevCons as set forth below.  At maturity the RevCons will pay either (i) an amount of cash equal to the stated principal amount of the RevCons, or (ii) if the closing price of the underlying stock for the particular RevCons on the determination date is less than the initial share price and the closing price of the underlying stock has decreased to or below the specified trigger price on any day over the term of the RevCons, a number of shares of underlying stock equal to the exchange ratio worth less than the stated principal amount of the RevCons, or, at our option, the cash value of those shares. The RevCons do not guarantee any return of principal at maturity. The RevCons are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  This pricing supplement offers two separate RevCons, each relating to the common stock of a different underlying company.
FINAL TERMS FOR ALL REVCONS – APRIL 11, 2008
Issuer:	Morgan Stanley
Stated principal amount:	$1,000 per RevCons
Issue price:	$1,000 per RevCons
Payment at maturity:
Either (i) the stated principal amount of $1,000 or (ii) if the closing price of the underlying stock on the determination date is less than the initial share price and the closing price of the underlying stock has declined to or below the specified trigger price on any trading day up to and including the determination date, (x) a number of shares of the underlying stock equal to the exchange ratio or (y) at our option, the cash value of those shares as of the determination date.

Trigger event:	Closing price trigger event
Initial share price:	The initial share price for each RevCons is the closing price of the underlying stock on the pricing date. See “Specific Terms for Each RevCons” below.
Determination date:	The determination date for each RevCons is three business days before the maturity date of that RevCons.
Exchange ratio:	The stated principal amount divided by the initial share price, subject to adjustments for corporate events. See “Specific Terms for Each RevCons” below.
Trigger price:	The trigger price specified for each RevCons is equal to the product of the trigger level times the initial share price. See “Specific Terms for Each RevCons” below.
Coupon:	Payable monthly at the specified interest rate beginning May 16, 2008.
Pricing date:	April 11, 2008
Original issue date:	April 16, 2008
Listing:	The RevCons will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
SPECIFIC TERMS FOR EACH REVCONS
Underlying stock:	Deere & Company (“DE”)	Range Resources Corporation (“RRC”)
Maturity date:	October 16, 2008	October 16, 2008
Interest rate:	13% per annum	13% per annum
Trigger level:	75%	75%
Determination date:	October 10, 2008	October 10, 2008
CUSIP:	6174465B1	6174465C9
Initial share price:	$86.31	$66.27
Trigger price:	$64.7325	$49.7025
Exchange ratio:	11.58614	15.08978
Aggregate principal amount:	$12,100,000	$784,000
	Per DE RevCons	Total	Per RRC RevCons	Total
Price to public	$1,000	$12,100,000	$1,000	$784,000
Agent’s commissions(1)	$15	$181,500	$15	$11,760
Proceeds to company	$985	$11,918,500	$985	$772,240
(1)	For additional information, see “Plan of Distribution” in the prospectus supplement for reverse convertible securities (“RevCons”).
The RevCons involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 6.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.
Prospectus Supplement for RevCons dated March 2, 2007
Prospectus dated January 25, 2006

RevConsSM
Two RevConsSM Each Based on a Different Common Stock Due October 16, 2008

Fact Sheet

This pricing supplement offers two separate RevCons, each relating to the common stock of a different underlying company (“underlying stock”).  Each RevCons provides exposure to a single underlying stock. You may choose to invest in only one of the RevCons described below or in more than one.
The RevCons offered are all senior unsecured obligations of Morgan Stanley, will pay a coupon at the interest rate per annum specified below and will have the terms described in the prospectus supplement for RevCons and the prospectus, as supplemented or modified by the pricing supplement for each RevCons as set forth below. The RevCons do not guarantee any return of principal at maturity. The RevCons are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.
“RevCons” is a service mark of Morgan Stanley.
Key Dates Applicable to All RevCons
Pricing date:	Original issue date (settlement date):	Maturity date:
April 11, 2008	April 16, 2008 (three business days after the pricing date)	October 16, 2008
Key Terms Applicable for All RevCons
Issuer:	Morgan Stanley
Issue price:	$1,000 per RevCons
Stated principal amount:	$1,000 per RevCons
Denominations:	$1,000 and integral multiples thereof.
Payment at maturity:
Either (i) the stated principal amount of $1,000 or (ii) if the closing price of the underlying stock on the determination date is less than the initial share price and the closing price of the underlying stock has declined to or below the specified trigger price on any trading day up to, and including, the determination date, (x) a number of shares of the underlying stock equal to the exchange ratio or (y) at our option, the cash value of those shares as of the determination date.

Initial share price:	The initial share price for each RevCons is the closing price of the underlying stock on the pricing date. See “Specific Terms for Each RevCons” below.
Determination date:	The determination date for each RevCons is three business days before the maturity date of that RevCons. See “Specific Terms for Each RevCons” below.
Exchange ratio:	The stated principal amount divided by the initial share price, subject to adjustments for corporate events. See “Specific Terms for Each RevCons” below.
Exchange factor:
Initially equal to 1.0, but will be adjusted to reflect certain corporate events affecting the underlying stock.  The closing price of the underlying stock and the exchange ratio will be adjusted by the exchange factor.  See “Specific Terms for Each RevCons” below.

Coupon:	Payable monthly at the specified interest rate beginning May 16, 2008.
Trigger price:	The trigger price specified for each RevCons is equal to the product of the trigger level times the initial share price. See “Specific Terms for Each RevCons” below.
Trigger event:	Closing price trigger event
Postponement of maturity date:
If the determination date is postponed due to a market disruption event or otherwise, the maturity date will be postponed so that the maturity date will be the second trading day following the determination date.

Specific Terms for Each RevCons
Underlying stock:	Deere & Company (“DE”)	Range Resources Corporation (“RRC”)
Maturity date:	October 16, 2008	October 16, 2008
Interest rate:	13% per annum	13% per annum
Trigger level:	75%	75%
Determination date:	October 10, 2008	October 10, 2008
CUSIP:	6174465B1	6174465C9
Initial share price:	$86.31	$66.27
Trigger price:	$64.7325	$49.7025
Exchange ratio:	11.58614	15.08978
Aggregate principal amount:	$12,100,000	$784,000
Risk factors:	Please see “Risk Factors” on page 6.

April 2008	Page 2

RevConsSM
Two RevConsSM Each Based on a Different Common Stock Due October 16, 2008

General Information
Listing:	The RevCons will not be listed on any securities exchange.
Tax considerations:
The U.S. federal income tax consequences of an investment in the RevCons are uncertain.  There is no direct legal authority as to the proper tax treatment of the RevCons, and the issuer’s counsel has not rendered an opinion as to their proper characterization for U.S. federal income tax purposes.  Pursuant to the terms of the RevCons and subject to the discussion in the accompanying prospectus supplement for RevCons under “United States Federal Taxation,” you agree with the issuer to treat a RevCons as a unit consisting of (i) a put right written by you to the issuer, that if exercised, requires you to pay the issuer an amount equal to the deposit (as described below) in exchange for underlying shares (and cash in lieu of fractional shares), or at the issuer’s option, the cash value of such underlying shares and (ii) a deposit with the issuer of a fixed amount of cash to secure your obligation under the put right.  We have determined that the yield on each of the deposits is 2.6781% per annum, compounded monthly, and that the remainder of the coupons on each of the respective RevCons is attributable to the put premium, as described in the section of the accompanying prospectus supplement for RevCons called “United States Federal Taxation — Tax Consequences to U.S. Holders — Tax Treatment of the RevCons  — RevCons with a Term of More Than One Year.”

Please read the discussion under “Risk Factors ― Structure Specific Risk Factors” in this pricing supplement and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for RevCons concerning the U.S. federal income tax consequences of investing in the RevCons.

On December 7, 2007, Treasury and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not entirely clear whether the RevCons would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the RevCons, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the RevCons are the character of income or loss (including whether the put premium might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax.  Non-U.S. Holders should note that we currently do not intend to withhold on any of the payments made with respect to the RevCons.  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury, or Congress, we may decide to withhold on payments made with respect to the RevCons, and we will not be required to pay any additional amounts with respect to amounts withheld.

Both U.S. and non-U.S. investors considering an investment in the RevCons should read the discussion under “Risk Factors ― Structure Specific Risk Factors” in this pricing supplement and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for RevCons and consult their tax advisers regarding the U.S. federal income tax consequences of investing in the RevCons as well as the notice described above and its potential implications for an investment in the RevCons.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the RevCons will be used for general corporate purposes and, in part, in connection with hedging our obligations under the RevCons through one or more of our subsidiaries.

On, or prior to, the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the RevCons by taking positions in the underlying stock and in options contracts on the underlying stock listed on major securities markets.  Such purchase activity could have increased the price of the underlying stock, and, accordingly, increased the trigger price of the RevCons, and, therefore, the price at which the underlying stock must close over the term of the RevCons, and on the determination date, before you would receive for each RevCons at maturity an amount of cash or common stock worth as much as the stated principal amount of the RevCons..  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement for RevCons.

ERISA:	See “ERISA” in the prospectus supplement for RevCons.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the RevCons.  We encourage you to read the accompanying prospectus supplement for RevCons and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

April 2008	Page 3

RevConsSM
Two RevConsSM Each Based on a Different Common Stock Due October 16, 2008

How RevCons Work

The following payment scenarios illustrate the potential returns on the RevCons at maturity.

Payment Scenario 1
The closing price of the underlying stock never falls to or below the trigger price during the term of the RevCons, and you receive the monthly coupon until maturity with a full return of principal at maturity.  You will not participate in any appreciation of the underlying stock, even if the underlying stock is above its initial share price on the determination date.

Payment Scenario 2
The closing price of the underlying stock falls to or below the trigger price during the term of the RevCons and the closing price is at a level below the initial share price on the determination date, in which case, at maturity, RevCons redeem for underlying stock (or, at our option, the cash value of the underlying stock) worth substantially less than the stated principal amount of the RevCons based on the closing price of underlying stock on the determination date.  You will still receive the monthly coupon until maturity if this occurs.

Hypothetical Payments on the RevCons

The following examples illustrate the payment at maturity on the RevCons (assuming a six-month term) for a range of hypothetical closing prices for a hypothetical underlying stock on a hypothetical determination date, depending on whether the closing price of the underlying stock on the determination date is less than the initial share price and whether, during the term of the RevCons, the closing price of the underlying stock has or has not decreased to or below the hypothetical trigger price.

The hypothetical examples are based on the following hypothetical values:

▪ Stated principal amount (per RevCons):	$1,000

▪ Initial share price:	$100 (the closing price of one share of the hypothetical underlying stock on the pricing date)

▪ Exchange ratio:	10 (the $1,000 stated principal amount per RevCons divided by the initial share price)

▪ Trigger price:	$75 (75% of the initial share price)

▪ Coupon per annum:	9%

TABLE 1:  At maturity, unless the closing price of the hypothetical underlying stock on the determination date is less than the initial share price and the closing price of the hypothetical underlying stock has decreased to or below the trigger price on any trading day from and including the pricing date to and including the determination date, your payment at maturity per RevCons will equal the stated principal amount of the RevCons in cash.  This table represents the hypothetical payment at maturity and the total payment over the term of the RevCons (assuming a six-month term) on a $1,000 investment in the RevCons on the basis that the closing price of the hypothetical underlying stock has not decreased to or below the hypothetical trigger price of $75.
Hypothetical underlying stock closing price on determination date	Value of cash delivery amount at maturity per RevCons	Total monthly coupon payments per RevCons	Value of total payment per RevCons
$76.00	$1,000	$45	$1,045
$80.00	$1,000	$45	$1,045
$90.00	$1,000	$45	$1,045
$100.00	$1,000	$45	$1,045
$120.00	$1,000	$45	$1,045
$140.00	$1,000	$45	$1,045
$160.00	$1,000	$45	$1,045

April 2008	Page 4

RevConsSM
Two RevConsSM Each Based on a Different Common Stock Due October 16, 2008

TABLE 2:  This table represents the hypothetical payment at maturity and the total payment over the term of the RevCons (assuming a six-month term) on a $1,000 investment in the RevCons if the closing price of the hypothetical underlying stock has decreased to or below the hypothetical trigger price of $75 on any trading day from and including the pricing date to and including the determination date.   In each of these examples, where the closing price of the hypothetical underlying stock on the determination date is less than the initial share price, the payment at maturity would be made by delivery of shares of the hypothetical underlying stock, or at our option, the cash value of the hypothetical underlying stock as of the determination date.  In each of these examples, where the closing price on the determination date is at or above the initial share price, the payment at maturity will equal the stated principal amount in cash.
Hypothetical underlying stock closing price on determination date	Value of shares of hypothetical underlying stock or cash delivered at maturity per RevCons	Total monthly coupon payments per RevCons	Value of total payment per RevCons
$0.00	$0	$45	$45
$25.00	$250	$45	$295
$50.00	$500	$45	$545
$75.00	$750	$45	$795
$91.00	$910	$45	$955
$100.00	$1,000	$45	$1,045
$125.00	$1,000	$45	$1,045
$150.00	$1,000	$45	$1,045

Because the closing price of the underlying stock may be subject to significant fluctuation over the term of the RevCons, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity. The examples of the hypothetical payout calculations above are intended to illustrate how the amount payable to you at maturity will depend both on (a) whether the closing price of the underlying stock falls to or below the specified trigger price from and including the pricing date to and including the determination date and (b) the closing price of the underlying stock on the determination date.

April 2008	Page 5

RevConsSM
Two RevConsSM Each Based on a Different Common Stock Due October 16, 2008

Risk Factors
Each of the RevCons offered by this pricing supplement are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the particular RevCons.  Accordingly, investors should consult their own financial and legal advisors as to the risks entailed by an investment in the RevCons and the suitability of such RevCons in light of an investor’s particular circumstances.
The following is a non-exhaustive list of certain key risk factors for investors in the RevCons.  For a complete list of risk factors, please see the accompanying prospectus supplement for RevCons and the accompanying prospectus.

Structure Specific Risk Factors

▪
No guaranteed return of principal.  The payment to investors at maturity will either be (i) cash equal to the stated principal amount of each RevCons or (ii) if the closing price of the relevant underlying stock on the determination date is less than its initial share price and the closing price of the relevant underlying stock has decreased to or below the specified trigger price over the term of the RevCons, a number of shares of the relevant underlying stock, or, at our option, the cash value of the shares as of the determination date.  If investors receive shares of the relevant underlying stock at maturity in exchange for each RevCons, or the cash value of those shares, the value of those shares or the cash will be less than the stated principal amount of each RevCons and could be zero.

▪
Investors will not participate in any appreciation in the value of the underlying stock.  Investors in a particular RevCons will not participate in any appreciation in the price of the underlying stock for that RevCons, and the return on the RevCons will be limited to the interest payable on the RevCons.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the RevCons in the secondary market.  Although the issuer expects that generally the closing price of the relevant underlying stock for the particular RevCons on any day will affect the value of the RevCons more than any other single factor, other factors that may influence the value of the RevCons include: whether the closing price of the relevant underlying stock has decreased to or below the specified trigger price on any trading day, the volatility and dividend rate on the relevant underlying stock, geopolitical conditions and economic, financial, political, regulatory or judicial events, interest and yield rates in the market, the time remaining to the maturity of the RevCons, the issuer’s creditworthiness and the occurrence of certain events affecting the relevant underlying stock that may or may not require an adjustment to the exchange ratio.

▪
Market price influenced by inclusion of commissions and projected profit from hedging activities.  The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the RevCons in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the RevCons, as well as the projected profit included in the cost of hedging the issuer’s obligations under the RevCons.

▪
Maturity date of the RevCons may be accelerated. The maturity of each specific RevCons will be accelerated if (i) the closing price of the underlying stock for that RevCons (as adjusted for certain corporate events) on any two consecutive trading days is less than $2.00 or (ii) there is an event of default with respect to the RevCons.  The amount payable to the investor will differ depending on the reason for the acceleration and may be substantially less than the stated principal amount of the RevCons.

▪
No shareholder rights.  Investing in the RevCons is not equivalent to investing in the underlying stock for that RevCons.  Investors in the RevCons will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stock for that RevCons.

▪
The RevCons may become exchangeable into the common stock of a company other than the underlying stock for that RevCons.  Following certain corporate events relating to an underlying stock, you may receive at maturity the common stock of a successor corporation to the relevant underlying stock.  The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the RevCons.

April 2008	Page 6

RevConsSM
Two RevConsSM Each Based on a Different Common Stock Due October 16, 2008

▪
Antidilution adjustments.  Although the calculation agent will adjust the amount payable at maturity of a RevCons for certain corporate events affecting the underlying stock for that RevCons, there may be other corporate events (such as partial tender or exchange offers) for which the calculation agent is not required to make any adjustments.  If an event occurs that does not require the calculation agent to adjust the amount of underlying stock for that RevCons payable at maturity, the market price of the RevCons may be materially and adversely affected.

▪
The U.S. federal income tax consequences of an investment in the RevCons are uncertain.  There is no direct legal authority as to the proper tax treatment of the RevCons, and the issuer’s counsel has not rendered an opinion as to their proper characterization for U.S. federal income tax purposes.

Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this pricing supplement and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for RevCons (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the RevCons.  If the IRS were successful in asserting an alternative characterization or treatment for the RevCons, the timing and character of income on the RevCons might differ significantly from the tax treatment described in the Tax Disclosure Sections.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the RevCons, and the IRS or a court may not agree with the tax treatment described in this pricing supplement and the accompanying prospectus supplement for RevCons.  On December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not entirely clear whether the RevCons would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the RevCons, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the RevCons are the character of income or loss (including whether the put premium might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax.  Non-U.S. Holders should note that we currently do not intend to withhold on any of the payments made with respect to the RevCons.  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury, or Congress, we may decide to withhold on payments made with respect to the RevCons, and we will not be required to pay any additional amounts with respect to amounts withheld.

Other Risk Factors

▪
The RevCons offered by this pricing supplement are distinct RevCons and do not offer diversified exposure to all of the underlying stocks. This pricing supplement offers two separate RevCons.  Each RevCons carries exposure to the underlying stock for that RevCons.  Purchasing any particular RevCons will not give you diversified exposure to any other, or all of the underlying stocks or any rights in respect of the other RevCons offered by this pricing supplement.

▪	Secondary trading may be limited. The RevCons will not be listed and there may be little or no secondary market for the RevCons. You should be willing to hold your RevCons to maturity.

▪
No affiliation with any issuer of an underlying stock. None of the issuers of the underlying stock is an affiliate of the issuer, is involved with this offering in any way, or has any obligation to consider the interests of investors in taking any corporate actions that might affect the value of the RevCons.  The issuer has not made any due diligence inquiry with respect to any issuer of underlying stock in connection with this offering.

▪
Hedging and trading activity by the calculation agent and its affiliates could adversely affect the value of the RevCons. The economic interests of MS & Co., as the calculation agent and of MS & Co. and other affiliates of the issuer that will carry out hedging activities related to the RevCons or that trade the underlying stocks on a regular basis are potentially adverse to your interests as an investor in the RevCons.  The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date and during the term of the RevCons could adversely affect the price of the underlying stocks on the pricing date and at maturity and, as a result, could decrease the amount you may receive on the RevCons at maturity. Any of these hedging or trading activities on or prior to the pricing date in respect of a particular RevCons could have potentially affected the

April 2008	Page 7

RevConsSM
Two RevConsSM Each Based on a Different Common Stock Due October 16, 2008

price of the underlying stock for that RevCons and, accordingly, potentially increased the relevant initial share price used to calculate the relevant trigger price and, therefore, potentially have raised the relevant trigger price relative to the price of the underlying stock absent such hedging or trading activity. Additionally, such hedging or trading activities during the term of a particular RevCons could potentially affect whether the closing price of the relevant underlying stock decreases to or below the relevant trigger price and, therefore, whether or not you will receive the stated principal amount of the RevCons or shares of the relevant underlying stock (or the cash value thereof) at maturity.  Furthermore, if the closing price of an underlying stock has decreased to or below the relevant trigger price such that you will receive shares of that underlying stock at maturity, or at our option, the cash value of those shares, the issuer’s trading activities prior to or at maturity could adversely affect the value of those shares of the underlying stock.

▪
Morgan Stanley may engage in business with or involving any issuer of underlying stock without regard to your interests.  The issuer or its affiliates may presently or from time to time engage in business with an issuer of an underlying stock without regard to your interests, and thus may acquire non-public information about an issuer of an underlying stock.  Neither the issuer nor any of its affiliates undertakes to disclose any such information to you.  In addition, the issuer or its affiliates from time to time have published and in the future may publish research reports with respect to an issuer of an underlying stock, which may or may not recommend that investors buy or hold the particular underlying stock.

For further discussion of these and other risks you should read the section entitled “Risk Factors” beginning on S-8 of the prospectus supplement for RevCons.  The issuer also urges you to consult your investment, legal, tax, accounting and other advisers before you invest in the RevCons.

April 2008	Page 8

RevConsSM
Two RevConsSM Each Based on a Different Common Stock Due October 16, 2008

Information about the Underlying Stocks
Each underlying stock is registered under the Securities Exchange Act of 1934, as amended.  Information provided to or filed with the Securities and Exchange Commission by the issuer of each underlying stock pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to the Securities and Exchange Commission file number detailed below through the Securities and Exchange Commission’s website at http://www.sec.gov.  In addition, information regarding the issuer of each underlying stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  See the section called “Underlying Company and Stock—Public Information” in the prospectus supplement for RevCons.

This pricing supplement relates only to the RevCons offered hereby and do not relate to any underlying stock or other securities of any issuer of underlying stock.  The issuer has derived all disclosures contained in this pricing supplement regarding each issuer of underlying stock from the publicly available documents described in the preceding paragraph.  In connection with the offering of the RevCons, neither the issuer nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to any issuer of underlying stock.  Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding any issuer of underlying stock is accurate or complete.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of any underlying stock.

Deere & Company
Deere & Company is engaged in the production of agricultural, commercial, consumer, construction and forestry equipment, as well as the financing of sales and leases of the equipment it produces.  Its SEC file number is 001-04121.

Range Resources Corporation
Range Resources Corporation is engaged in the exploration, development and acquisition of oil and gas properties, primarily in the Southwestern, Appalachian and Gulf Coast regions of the United States.  Its SEC file number is 001-12209.

April 2008	Page 9

RevConsSM
Two RevConsSM Each Based on a Different Common Stock Due October 16, 2008

Historical Information
Historical Information.  The following tables set forth the published high and low closing prices for each underlying stock for 2003, 2004, 2005, 2006, 2007 and 2008 through April 11, 2008.  The associated graphs show the closing price for the underlying stock for each day from January 1, 2003 to April 11, 2008.  The issuer obtained the closing prices, and other information below from Bloomberg Financial Markets, without independent verification.  You should not take the historical prices of the underlying stock as an indication of future performance.
Deere & Company (CUSIP 244199105)	High	Low	Dividends
2003
First Quarter	23.710	18.980	0.11
Second Quarter	24.015	19.720	0.11
Third Quarter	29.030	22.200	0.11
Fourth Quarter	33.550	27.850	0.11
2004
First Quarter	34.970	30.495	0.11
Second Quarter	37.425	31.450	0.14
Third Quarter	33.930	28.800	0.14
Fourth Quarter	37.210	29.025	0.14
2005
First Quarter	36.470	32.925	0.14
Second Quarter	34.060	29.845	0.155
Third Quarter	36.765	30.200	0.155
Fourth Quarter	35.290	28.580	0.155
2006
First Quarter	39.890	34.000	0.195
Second Quarter	45.670	38.650	0.195
Third Quarter	42.390	34.335	0.195
Fourth Quarter	49.070	41.795	0.195
2007
First Quarter	57.975	45.445	0.22
Second Quarter	62.150	52.240	0.22
Third Quarter	74.210	58.545	0.22
Fourth Quarter	93.120	70.755	0.25
2008
First Quarter	94.690	76.400	0.25
Second Quarter (through April 11, 2008)	88.670	79.820	0.25

Historical prices with respect to DE Stock have been adjusted for a two-for-one stock split that was effected on December 3, 2007.  We make no representation as to the amount of dividends, if any, that Deere & Company may pay in the future.  In any event, as an investor in the RevCons, you will not be entitled to receive dividends, if any, that may be payable on the stock of Deere & Company.

Deere & Company Stock Closing Prices January 1, 2003 to April 11, 2008

April 2008	Page 10

RevConsSM
Two RevConsSM Each Based on a Different Common Stock Due October 16, 2008

Range Resources Corporation (CUSIP 75281A109)	High	Low	Dividends
2003
First Quarter	4.073	3.367	–
Second Quarter	4.867	3.647	–
Third Quarter	4.767	4.120	–
Fourth Quarter	6.520	4.667	–
2004
First Quarter	8.087	6.327	0.006667
Second Quarter	9.733	7.380	0.006667
Third Quarter	11.720	9.367	0.006667
Fourth Quarter	14.340	10.300	0.013333
2005
First Quarter	17.013	12.567	0.013333
Second Quarter	18.520	13.713	0.013333
Third Quarter	26.080	19.013	0.013333
Fourth Quarter	28.010	21.067	0.02
2006
First Quarter	29.870	23.100	0.02
Second Quarter	29.890	21.990	0.02
Third Quarter	29.000	23.910	0.02
Fourth Quarter	31.230	23.350	0.03
2007
First Quarter	33.400	25.690	0.03
Second Quarter	41.280	34.010	0.03
Third Quarter	41.670	34.920	0.03
Fourth Quarter	51.630	37.900	0.04
2008
First Quarter	65.160	46.260	0.04
Second Quarter (through April 11, 2008)	68.700	64.310	–

Historical prices with respect to RRC Stock have been adjusted for a three-for-two stock split that was effected on December 2, 2005.  We make no representation as to the amount of dividends, if any, that Range Resources Corporation may pay in the future.  In any event, as an investor in the RevCons, you will not be entitled to receive dividends, if any, that may be payable on the stock of Range Resources Corporation.

Range Resources Corporation Stock Closing Prices January 1, 2003 to April 11, 2008

April 2008	Page 11

RevConsSM
Two RevConsSM Each Based on a Different Common Stock Due October 16, 2008

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for RevCons) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement for RevCons and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for RevCons if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Prospectus Supplement for RevCons dated March 2, 2007
Prospectus dated January 25, 2006

Terms used in this pricing supplement are defined in the prospectus supplement for RevCons or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

“RevCons” is a service mark of Morgan Stanley.

April 2008	Page 12